Exhibit 3.1

AMENDMENT NO. 1 TO THE FIFTH AMENDED AND RESTATED
AGREEMENT OF LIMITED PARTNERSHIP OF
PLAINS ALL AMERICAN PIPELINE, L.P.

This Amendment No. 1 (this “Amendment”) to the Fifth Amended and Restated Agreement of Limited Partnership of Plains All American Pipeline, L.P., a Delaware limited partnership (the “Partnership”), dated as of January 28, 2016 (the “Partnership Agreement”), is hereby adopted effective as of July 10, 2016, by PAA GP LLC, a Delaware limited liability company (the “General Partner”), as general partner of the Partnership.  Capitalized terms used but not defined herein are used as defined in the Partnership Agreement.

WHEREAS, Section 13.1(d)(i) of the Partnership Agreement provides that the General Partner, without the approval of any Partner, may amend any provision of the Partnership Agreement to reflect a change that, in the discretion of the General Partner, does not adversely affect the Limited Partners in any material respect;

WHEREAS, the General Partner has determined, in its discretion, that this Amendment does not adversely affect the Limited Partners in any material respect;

NOW, THEREFORE, the General Partner does hereby amend the Partnership Agreement as follows:

Section 1.                   Section 1.1 of the Partnership Agreement is hereby amended to replace the definition of Conflicts Committee as follows:

“Conflicts Committee” means a committee of the Board of Directors (or the applicable governing body of any successor to Plains All American GP LLC) composed entirely of two or more directors who are neither security holders, officers nor employees of the General Partner nor officers, directors or employees of any Affiliate of the General Partner (other than service as a director on the Board of Directors).

Section 2.                   Except as hereby amended, the Partnership Agreement shall remain in full force and effect.

Section 3.                   This Amendment shall be governed by, and interpreted in accordance with, the laws of the State of Delaware, all rights and remedies being governed by such laws without regard to principles of conflicts of laws.

Section 4.                   If any provision of this Amendment is or becomes invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not be effected thereby.

IN WITNESS WHEREOF, this Amendment has been executed as of July 10, 2016.

GENERAL PARTNER:

PAA GP LLC

By:	Plains AAP, L.P., its sole member

By:	Plains All American GP LLC, its general partner

By:	/s/ Richard K. McGee
Name:	Richard K. McGee
Title:	Executive Vice President